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Exhibit (a)(1)(D)

        Offer To Purchase For Cash
All Outstanding Shares of Class A Common Stock
(including the associated preferred share purchase rights)
of
HAWK CORPORATION
at
$50.00 NET PER SHARE
Pursuant to the Offer to Purchase dated November 1, 2010
by
HC CORPORATION,
a Wholly Owned Subsidiary of
CARLISLE COMPANIES INCORPORATED

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON TUESDAY, NOVEMBER 30, 2010, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE "EXPIRATION TIME").

November 1, 2010

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        We have been engaged by HC Corporation, a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Carlisle Companies Incorporated, a Delaware corporation ("Parent"), to act as the Dealer Manager in connection with the Purchaser's offer to purchase all of the outstanding shares of Class A common stock, par value $0.01 per share (together with the associated preferred share purchase rights, the "Shares"), of Hawk Corporation, a Delaware corporation ("Hawk"), at a purchase price of $50.00 per Share, net to the seller in cash, without interest, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated November 1, 2010 (as it may be amended and supplemented, the "Offer to Purchase"), and the related Letter of Transmittal enclosed herewith, as it may be amended and supplemented (which, together with the Offer to Purchase, constitute the "Offer").

        The Purchaser is making the Offer pursuant to an Agreement and Plan of Merger, dated as of October 14, 2010 (as it may be amended from time to time, the "Merger Agreement"), among Parent, the Purchaser and Hawk. The Merger Agreement is more fully described in the Offer to Purchase Section 12—"The Merger Agreement; Other Agreements."

        For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

        1.     The Offer to Purchase;

        2.     The related Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients, together with "Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9" providing information relating to backup federal income tax withholding;

        3.     The Notice of Guaranteed Delivery to be used to accept the Offer if share certificates for such Shares (the "Share Certificates") are not immediately available or time will not permit all required documents to reach Citibank, N.A. (the "Depositary") at or before the Expiration Time or the procedures for book-entry transfer cannot be completed at or before the Expiration Time;

        4.     Hawk's Solicitation/Recommendation Statement on Schedule 14D-9 and accompanying letter from Hawk, in each case filed with the U.S. Securities and Exchange Commission;

        5.     A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer; and

        6.     A return envelope addressed to the Depositary for your use only.

        The Offer is subject to certain conditions as described in the Offer to Purchase Section 15—"Certain Conditions of the Offer."

        We urge you to contact your clients as promptly as possible. Please note that the Offer will expire at 12:00 midnight, New York City time, at the end of the day on Tuesday, November 30, 2010, unless the Offer is extended.

        In order for a stockholder to validly tender Shares pursuant to the Offer, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary and either (A) the share certificates evidencing tendered Shares must be received by the Depositary or (B) such Shares must be tendered pursuant to the procedure for book-entry transfer described in the Offer to Purchase and a Book-Entry Confirmation (as defined in the Offer to Purchase) must be received by the Depositary, in each case prior to the Expiration Time. Alternatively, a stockholder may be able to validly tender such stockholder's Shares by completing and returning the Notice of Guaranteed Delivery using the procedures described in Section 3 of the Offer to Purchase.

        Neither Parent nor the Purchaser will pay any fees or commissions to any broker or dealer or any other person (other than to the Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers. The Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

        Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Dealer Manager or the Information Agent at the address and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

        Nothing contained herein or in the enclosed documents shall render you the agent of the Purchaser, the Dealer Manager, the Information Agent or the Depositary or any affiliate of any of them or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.

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  Exhibit (a)(1)(D)